Exhibit 99.1

For additional information contact:                                                                         Andrew Moreau 501-905-7962
                        Vice President – Corporate Communications
                        andrew.moreau@alltel.com

                        Tim Hicks 501-905-8991
                        Director – Investor Relations
                        alltel.investor.relations@alltel.com

Release Date:                                                                                                       Nov. 6, 2007

Alltel announces extension of tender offers for Alltel Communications, Inc.'s and Alltel Ohio Limited Partnership's outstanding debt securities

LITTLE ROCK, Ark. – Alltel Corporation (“Alltel”) today announced that its wholly-owned subsidiaries, Alltel Communications, Inc. (“ACI”) and Alltel Ohio Limited Partnership (“Alltel Ohio” and, together with ACI, the “Issuers”), are extending the expiration date and price determination date for their previously announced cash tender offers in respect of ACI's 6.65 percent Senior Notes due 2008 and 7.60 percent Senior Notes due 2009 and Alltel Ohio's 8.00 percent  Notes due 2010 (collectively, the “Securities”).

The expiration date will now be 8:00 a.m., New York City time, on November 16, 2007, unless extended or earlier terminated (the “Expiration Date”).  As indicated in the Offer to Purchase referred to below, it is expected that the Expiration Date will be extended as necessary to coincide with the date that the Merger referred to below becomes effective.  The price determination date will now be 2:00 p.m., New York City time, on November 13, 2007, unless extended or earlier terminated.

As previously announced on October 29, 2007, the Issuers have received tenders and consents representing a majority in principal amount of each series of the Securities and the consent payment deadline has passed and withdrawal rights have terminated with respect to the Securities.

The tender offers and the related consent solicitations relating to the Securities are made upon the terms and conditions set forth in the Issuers' Offer to Purchase and Consent Solicitation Statement dated October 15, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent.  Except as described in this press release, the terms and conditions of the tender offers and consent solicitations are unchanged.

The tender offers and consent solicitations are subject to the satisfaction or waiver of certain conditions, including closing of the proposed merger between Alltel and an affiliate of private investment funds TPG Partners V, L.P. and GS Capital Partners VI, Fund, L.P. (the “Merger”).  Further details about the terms and conditions of the tender offers and consent solicitations are set forth in the Offer to Purchase and the related Letter of Transmittal and Consent.

Citi and Goldman, Sachs & Co. are acting as dealer managers for the tender offers and as solicitation agents for the consent solicitations. For additional information regarding the terms of the tender offers and consent solicitations, please contact: Citi at (800) 558-3745 (toll-free) or Goldman, Sachs & Co at (877) 686-5059 (toll free). Requests for documents may be directed to Global Bondholder Services, which is acting as the depositary and information agent for the tender offers and consent solicitations, at (866) 540-1500 (toll-free).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The tender offers and consent solicitations are being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent, which set forth the complete terms of the tender offers and consent solicitations.

Alltel is owner and operator of the nation's largest wireless network and has more than 12 million wireless customers.

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